Exhibit 3.29

No. 3148099

COMPANIES ACTS 1908 to 1989

COMPANY LIMITED BY SHARES

MEMORANDUM

and

ARTICLES OF ASSOCIATION

of

KOPPERS UK HOLDING LIMITED

Incorporated on 18 January 1996

Memorandum and Articles of Association adopted on 18 January 1996 and altered on 8 February 2001

No. 3148099

COMPANIES ACTS 1908 to 1989

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

KOPPERS UK HOLDING LIMITED

(as amended on 8 February 2001)

1.	[1]The name of the Company is “KOPPERS UK HOLDING LIMITED”.

2.	The Registered Office of the Company is to be situated in England and Wales.

3.	The objects of the Company are:-

3.1	To carry on all or any of the businesses of, and to carry out any of the operations performed (whether on the Company’s account or otherwise) by traders, merchants, agents, importers, exporters, shippers, advertisers, distributors, owners, hirers, operators, letters on hire, manufacturers, and dealers, of and in goods, wares, products, stores, commodities, consumable articles, merchandise, chattels and effects of all kinds; to carry on all or any of the businesses of providing services of all kinds, and acting as consultants, advisers, specialists, financiers and capitalists; and to participate in, undertake, perform and carry out all kinds of commercial, industrial, trading and financial operations and enterprises;

3.2	To carry on the business of merchants and traders generally and to buy, sell, hire, manufacture, repair, let on hire, alter, improve, treat and deal in all apparatus, machines, materials and articles of all kinds;

3.3	To invest and deal with the moneys of the company in or upon investments or securities of any nature (whether as principal or agent) and generally to acquire, hold, deal in and otherwise dispose of investments and other securities;

3.4	To carry on any other business or activity, whether trading, manufacturing, investing or otherwise;

3.5	To purchase, take on lease or in exchange, hire or otherwise acquire, hold deal in and otherwise dispose of all or any estate or interest in or over any lands, buildings, easements, rights, privileges, concessions, patents, patent rights, licences, secret processes, machinery, plant, stock-in-trade, and any real or personal property (whether tangible or intangible) of any kind;

3.6	To receive money on deposit or loan from any person, firm or company;

3.7	To make advances to any person, firm or company with or without security;

[1]	The name of the Company was changed from 305IST Single Member Shelf Trading Company Limited to Tarconord UK Limited on 28 March 1996 and from Tarconord UK Limited to Koppers UK Holding Limited on 8 June 2000.

3.8	To guarantee, support or secure, whether by direct obligation or covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the company or by issuing any security of the company by way of mortgage, or by any one or more or all of such methods or by any other method, and whether or not the company receives any advantage therefor, the performance of any obligations or commitments and the repayment or payment of the principal amounts of, or the premiums, interest and dividends on any securities of any person, form or company, including (without prejudice to the generality of the foregoing) any company which is for the time being a subsidiary company or holding company of the company or is a subsidiary of such a holding company or which is otherwise directly or indirectly associated with the company in business or through shareholdings;

3.9	To establish and maintain or procure the establishment and maintenance of any share option or share incentive or profit sharing schemes or trusts or any non-contributory or contributory pension or superannuation schemes or funds for the benefit of and to make or give or procure the making or giving of loans, donations, gratuities, pensions, allowances or emoluments (whether in money or money’s-worth) to, or to trustees on behalf of, any persons who are or were at any time in the employment of the company, or of any company which is a subsidiary of the company or is allied to or associated with the company or with any such subsidiary, or who are or were at any time directors or officers of the company or of any such other company as aforesaid, or any persons in whose welfare the company, or any such other company as aforesaid is or has been at any time interested, and the wives, husbands, widows, widowers, families and dependants of any such persons, and to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the company or of any such other company as aforesaid, or of any such persons as aforesaid, and to make payments for or towards policies of assurance on the lives of any such persons and policies of insurance for the benefit of or in respect of any such persons as aforesaid (including insurance against their negligence or breach of duty to the company) and to pay, subscribe or guarantee money to or for any charitable or benevolent objects or for any exhibition or for any political, public, general or useful object and to do any of the above things, either alone or in conjunction with any such other company as aforesaid;

3.10	To enter into any joint venture, partnership or joint-purse arrangement or arrangement for sharing profits, union of interests or co-operation with any person, firm or company and to subsidise or otherwise assist any person, firm or company;

3.11	To establish or promote or concur in establishing or promoting any other company and to guarantee the payment of the dividends, interest or capital of any shares, stock or other securities issued by or any other obligations of any such company;

3.12	To purchase or otherwise acquire and undertake all or any part of the business, property, assets, liabilities and transactions of any person, firm or company;

3.13	To sell, improve, manage, develop, turn to account, exchange, let on rent, royalty, share of profits or otherwise, grant licences, easements and other rights in or over and in any other manner deal with or dispose of the undertaking and all or any of the property and assets for the time being of the company including without limitation, any such dealing or disposal on terms that are wholly or partly gratuitous or of a non-commercial nature;

3.14	To distribute among the members in specie any property of the company, or any proceeds of sale or disposal of any property of the company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law;

3.15	To make know the businesses or any of them or the products or any of them of the company or the businesses or products of any other person firm or company, in particular by advertising in the press, by circulars, by purchaser and exhibition of works of art or interest, by publication in books and periodicals and by granting prizes, rewards and donations, and by carrying on and conducting prize and competition schemes or any scheme or arrangement of any kind, either alone or in conjunction with any other person, firm or company, whereby the said businesses or any of them may be promoted or developed, or whereby the said products may be advertised and made known;

3.16	To enter into any arrangement with any government or authority, supreme, municipal, local or otherwise, of any country and to obtain from any such government or authority all legislation, orders, rights, concessions, and privileges that may seem requisite;

3.17	To borrow or raise or secure the payment of money for the purposes of or in connection with any of the company’s business or businesses;

3.18	To mortgage and charge the undertaking and all or any of the real and personal property and assets, present or future, and all or any of the uncalled capital for the time being of the company, and to issue in cash at par or at a premium or discount, or for any other consideration, debentures, mortgage debentures or debenture stock or other similar securities, payable to bearer or otherwise and either permanent or redeemable or repayable, and collaterally or further to secure any securities of the company by a trust deed or other assurance;

3.19	To draw, make, accept, endorse, negotiate, discount and execute promissory notes, bills of exchange and other negotiable instruments;

3.20	To pay or otherwise give consideration for any property or rights acquired by the company in any manner whatsoever and in particular but without limitation in cash or fully or party paid-up shares, with or without preferred or deferred or guaranteed rights in respect of dividend or repayment of capital or otherwise, or by any securities which the company has power to issue, or partly in one mode and partly in another;

3.21	To accept payment or other consideration for any property or rights sold or otherwise disposed of or dealt with by the company in any manner whatsoever and in particular but without limitation in cash, whether by instalments or otherwise, or in fully or party paid-up shares of any company or corporation, with or without deferred or preferred or guaranteed rights in respect of dividend or repayment of capital or otherwise, or in debentures or mortgage debentures or debenture stock, mortgages or other securities of any company or corporation, or partly in one mode and partly in another, and to hold, dispose of or otherwise deal with any shares, stock or securities so acquired;

3.22

To amalgamate with any other company, whether by sale or purchase (for fully or partly paid-up shares or otherwise) of the undertaking, subject to the liabilities of this or any other such company as aforesaid, with or without winding-up or by sale or purchase (for fully or partly paid-up shares or otherwise) of all or a controlling interest in the shares or stock of this or any other such company as aforesaid, or by partnership, or any arrangement of the nature of partnership or in any other manner;

3.23	To pay out of the funds of the company all expenses which the company may lawfully pay in respect of or incidental to the formation, registration and advertising of or raising money for the company and the issue of its capital, including brokerage and commissions for obtaining applications for or taking, placing, underwriting shares, debentures or debenture stock, and to apply at the cost of the company to Parliament for any extension of the company’s objects and powers;

3.24	To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise and either alone or in conjunction with others, and either by or through agents, subcontractors, trustees or otherwise; and

3.25	To do all such other things as are in the opinion of the company incidental or conducive to the above objects or any of them.

The objects specified in each of the paragraphs of this Clause shall not, except where the context expressly so requires, be in any way limited or restricted by the terms of any other paragraph and shall be construed as separate, distinct and independent objects capable of being performed and carried out separately, distinctly and independently of each other.

4.	The liability of the members is limited.

5.	[2]The share capital of the company is £100 divided into 100 shares of £1 each.

[2]	The share capital of the company has been altered as follows:-

•	On 15 August 1996 it was increased to £3,900,000 divided into 3,900,000 shares of £1 each.

No. 3148099

COMPANIES ACTS 1985

A PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

KOPPERS UK HOLDING LIMITED

(As adopted on 18 January 1996 and altered on 8 February 2001)

Regulations of the company

1.	The articles comprise these Articles and, save insofar as it is modified by these Articles, Table A (which expression means that Table as prescribed by regulations made pursuant to the Companies Act 1985 (the “Act”) and in force on the date of incorporation of the company).

2.	Regulations 8, 24, 53, 54, 60-62 (inclusive), 65-69 (inclusive), 73-80 (inclusive), 87, 90, 93, 100 and 118 in Table A do not apply to the company.

Share capital

3.	The share capital of the company is £3,900,000 divided into 3,900,000 shares of £1 each ranking pari passu in all respects.

4.
4.1	Subject to paragraph 4.4 of this Article the directors shall not without the authority of the company in general meeting allot any of the shares in the capital of the company.

4.2	Where authority has been given to the directors as referred to in paragraph 4.1 of this Article to allot shares the directors may subject to the terms of such authority and subject to any terms on which any shares are created or issued allot such shares to such persons (including any directors) at such times and generally on such conditions as they think proper provided that no shares shall be issued at a discount contrary to the Act.

4.3	In the foregoing paragraphs of this Article references to allotment of shares shall include references to the grant of any right to subscribe for, or to convert any security into, shares.

4.4	Where authority has been given to the directors as referred to in this Article to grant a right to subscribe for, or to convert any security into, shares the directors may without further authority allot such shares as may require to be allotted pursuant to the exercise of such right.

4.5	Section 89(1) of the Act is hereby excluded.

Variation of right

5.	The rights attached to any existing shares shall not (unless otherwise expressly provided by the terms of issue of such shares) be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or subsequent thereto.

Share certificates

6.	In Regulation 6 in Table A there shall be inserted after the word “seal” the following words, namely: “or the official seal of the company if the company has a seal, or otherwise executed in such manner as may be permitted by the Act”.

Lien

7.	The company shall have a first and paramount lien on all shares registered in the name of any member (whether solely or jointly with others) for all moneys due to the company from him or his estate, whether solely or jointly with any other person (whether a member or not) and whether such moneys are presently payable or not. The company’s lien on a share shall extend to all dividends or other moneys payable thereon or in respect thereof. The directors may at any time resolve that any share shall be exempt, wholly or partly, from the provisions of this Article.

Calls on Shares

8.	The directors may accept from any member the whole or any part of the amount remaining unpaid on any shares held by him notwithstanding that no part of that amount has been called up.

Transfer of shares

9.

9.1	Subject to Article 9.2, no transfer of any share may be registered without the approval of a member or members holding a majority in nominal value of the issued shares for the time being conferring the right to vote at general meetings of the company, and the directors shall be bound to approve a transfer which has such approval.

9.2	Where shares have been charged by way of security to any person, such person or any nominee thereof may transfer such shares to itself or its nominee or to any other person, pursuant to the power of sale under such security without the prior consent of the members and the directors shall promptly register a transfer of such shares. A certificate by an official of such a person that the shares were so charged and the transfer so executed shall be conclusive evidence of such facts.

Transmission of shares

10.	There shall be inserted at the end of regulation 31 in Table A the following proviso, namely: “provided always that the directors may at any time give notice requiring any such person to elect either to become or to have another person registered as the holder of the share and if the requirements of the notice are not complied with within ninety days the directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with”.

Proceedings at general meetings

11.	In paragraph (b) of Regulation 38 in Table A there shall be inserted after the words “giving that right”, the following words, namely “(or such lesser percentage as may be permitted by the Act and agreed by the members)”.

12.	In Regulation 40 in Table A the following words shall be added to the end of the second sentence, namely: “Except where the company is a private company limited by shares or by guarantee and having one member, in which case the quorum shall be one person, being the member or a proxy for the member or a duly authorised representative of a corporation”.

13.	In Regulation 41 in Table A there shall be inserted after the words “the directors may determine” the following words, namely: “and if at the adjourned meeting such a quorum is not present within half an hour from the time appointed for the meeting, one member present in person or by proxy or (being a corporation) by its duly authorised representative shall be a quorum”.

14.	A poll may be demanded by any member present in person or by proxy or (being a corporation) by its duly authorised representative. Regulation 46 in Table A shall be construed accordingly.

15.	A resolution in writing of all the members who would have been entitled to vote upon it if it had been proposed at a general meeting at which they were present shall be as effectual as if it had been passed at a general meeting duly convened and held either:-

15.1	if it consists of an instrument executed by or on behalf of each such member; or

15.2	if it consists of several instruments in the like form each either:

15.2.1	executed by or on behalf of one or more of such members; or

15.2.2	sent by or on behalf of one or more of such members by telex or facsimile transmission and deposited or received at the office or received by the secretary.

Votes of members

16.	Subject to any rights or restrictions as to voting attached to any shares by the terms on which they were issued or by or in accordance with the articles or otherwise, on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by its duly authorised representative not being himself a member entitled to vote shall have one vote and on a poll every member who is present in person or by proxy or (being a corporation) is present by its duly authorised representative shall have one vote for every share of which he is the holder.

17.	The instrument appointing a proxy shall be in writing in any usual or common form and shall (except in the case of an appointment by telex or a facsimile transmission of an appointment otherwise complying with the requirements of this Article) be executed by the appointor or his attorney duly authorised in writing or in such other form as the directors may approve. A proxy need not be a member of the company.

18.

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is executed, or a notarially certified copy of such power or authority, shall be deposited or received at the office (or at such other place in the United Kingdom as is specified for that purpose in any instrument of proxy sent by the company in relation to the meeting) not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or handed to the chairman of the meeting or adjourned meeting and, in default, the instrument of proxy shall be invalid.

Alternate directors

19.

19.1	A director may by written notice signed by him (except in the case of an appointment by telex or facsimile transmission of an appointment otherwise complying with the requirements of this Article), and deposited or received at the office or received by the secretary or in such other manner as the directors may approve appoint another director or any other person to be and act as his alternate director;

19.2	Every alternate director shall (subject to his giving to the company an address within the United Kingdom at which notices may be given to him) be entitled to notice of meetings of the directors or of committees of directors, and to attend and vote as a director at any such meeting at which the director appointing him is entitled to attend and vote but is not personally present and generally at such meeting to exercise all the powers, rights, duties and authorities of the director appointing him. Every alternate director shall also be entitled to sign or, in the case of a telex or facsimile transmission, send on behalf of the director appointing him a resolution in writing of the directors pursuant to Article 28;

19.3	An alternate director shall neither be an officer of the company nor entitled to any remuneration from the company for acting as an alternate director;

19.4	A director may by written notice signed by him or sent by him by telex or facsimile transmission and deposited or received at the office or received by the secretary or in such other manner as the directors may approve at any time revoke the appointment of an alternate director appointed by him;

19.5	If a director shall cease to hold the office of director for any reason, the appointment of his alternate director shall thereupon automatically cease.

Delegation of directors’ powers

20.	The following words shall be added at the end of the first sentence of Regulation 72 in Table A, namely: “and may also appoint to any such committee persons who are not directors provided that the chairman and a majority of such committee shall be directors”.

Retirement, appointment and removal of directors

21.

21.1

A member or members holding a majority in nominal value of the issued shares for the time being conferring the right to vote at general meetings of the company shall have power from time to time and at any time to appoint any person or persons as a director or directors and to remove from office any director howsoever appointed. Any such appointment or removal shall be effected by an instrument which shall be in writing and shall (except in the case of any appointment or removal by telex or a facsimile copy of an appointment or removal otherwise complying with the requirements of this Article) be executed by the member or members making the same or by their duly authorised attorneys or in such other manner as the directors may approve, and shall take effect upon such appointment or removal being deposited or received at the office or otherwise communicated to the company at the office or being handed or otherwise communicated to the chairman of a meeting of the directors at which a quorum is present.

21.2	Without prejudice to paragraph 21.1 of this Article the company may by ordinary resolution appoint any person to be a director either to fill a vacancy or as an additional director.

Disqualification and removal of directors

22.	In Regulation 81 in Table A:

22.1	there shall be inserted after the word “company” in paragraph (d) the following words, namely: “provided that such action shall be without prejudice to the terms of and to any rights of the company under any contract between the director and the company”; and

22.2	paragraph (c) shall be deleted.

Remuneration of directors

23.	The following sentence shall be added at the end of Regulation 82 in Table A, namely: “Any director who serves on any committee, or who devotes special attention to the business of the company, or who otherwise performs services which in the opinion of the directors are in addition to or outside the scope of the ordinary duties of a director (which services shall include, without limitation, visiting or residing abroad in connection with the company’s affairs), may be paid such extra remuneration, by way of salary, percentage of profits or otherwise as the directors may determine.

Directors’ appointments and interests

24.	In Regulation 84 in Table A there shall be substituted for the words “shall not be subject to retirement by rotation” the following words, namely: “shall be subject to the same provisions as to resignation and removal as other directors of the company”.

Directors’ and employees’ gratuities and pensions

25.	The directors may:

25.1	establish and maintain, or procure the establishment and maintenance of any share option or share incentive or profit sharing schemes or trusts or any non-contributory or contributory pension or superannuation schemes or funds for the benefit of, and may make or give or procure the making or giving of loans, donations, gratuities, pensions, allowances or emoluments (whether in money or money’s worth) to, or to trustees on behalf of, any persons who are or were at any time in the employment or service of the company, or of any company which is a subsidiary of the company or is allied to or associated with the company or with any such subsidiary or who are or were at any time directors or officers of the company or of any such other company as aforesaid and to the wives, husbands, widows, widowers, families and dependants of any such persons;

25.2	establish and subsidise or subscribe to any institutions, associations, club or funds calculated to be for the benefit of, or to advance the interests and well-being of the company, or of any such other company as aforesaid or of any such persons as aforesaid;

25.3	make payments for or towards policies of assurance on the lives of any such persons and policies of insurance for the benefit of or in respect of any such persons (including insurance against their negligence or breach of duty to the company) as aforesaid;

25.4	pay, subscribe or guarantee money to or for any charitable or benevolent objects, or for any exhibition, or for any political, public, general or useful object; and

25.5	do any of the above things either alone or in conjunction with any such other company as aforesaid.

Subject always, if the Act shall so require, to particulars with respect to the proposed payment being disclosed to the members of the company and to the payment being approved by the company, any director shall be entitled to participate in and retain for his own benefit any such loan, donation, gratuity, pension, allowance or emolument.

Proceedings of directors

26.	In Regulation 88 in Table A there shall be substituted for the third sentence the following sentences, namely: “Every director shall be given not less than 48 hours’ notice of every meeting of the directors, such notice to be sent to such address as is notified by him to the company for this purpose or otherwise communicated to him personally. Any director may by notice to the company either before or after the meeting waive his right to receive notice of the meeting and any director who either:-

26.1	is present at the commencement of a meeting whether personally or by his alternate director; or

26.2	does not, within seven days following its coming to his attention that a meeting has taken place without prior notice of such meeting having been given to him pursuant to this Regulation, notify the company that he desires the proceedings at such meeting to be regarded as a nullity, shall be deemed hereafter to have waived his right to receive notice of such meeting pursuant to this Regulation”.

27.	The following sentence shall be substituted for the final sentence of Regulation 89 in Table A, namely: “For the purpose of determining whether a quorum exists for the transaction of the business of the board of directors:

27.1	in the case of a resolution of directors, who would (if attending a meeting) comprise a quorum, who are in telephone communication with one another, any such resolution shall be as valid and effectual as if passed at a meeting of the board of directors duly convened and held;

27.2	in the case of a meeting of the board of directors, in addition to the directors present at the meeting, any director in telephone communication with such meeting shall be counted in the quorum and entitled to vote; and

27.3	any person attending a meeting of the board, or in telephonic communication with such a meeting, who is both a director and is acting as an alternate director for one or more of the directors shall, for the purposes of the quorum, be counted as one for each such person for whom he is acting as an alternate director and, if applicable, also be counted as a director, but not less than two individuals shall constitute a quorum”.

28.	A resolution in writing of all the directors or all the members of a committee of directors shall be as effectual as if it had been passed at a meeting of directors or (as the case may be) a committee of directors duly covened and held either:-

28.1	if it consists of an instrument executed by or on behalf of each such director or committee member; or

28.2	if it consists of several instruments in the like form each other:

28.2.1	executed by or on behalf of one or more of such directors or committee members; or

28.2.2	sent by or on behalf of one or more of such directors or committee members by telex or facsimile transmission and deposited or received at the office or received by the secretary.

29.	Subject to any requisite declaration of interest in accordance with the provisions of the Act and (if applicable) Regulation 85 in Table A having been made by him a director may vote as a director in regard to any transaction or arrangement in which he is interested, or upon any matter arising therefrom and Regulation 94 in Table A shall be construed subject to this provision.

30.	In Regulation 97 in Table A:

30.1	there shall be inserted after the words “the appointment” the following words, namely: “or the terms of appointment”; and

30.2	the following words shall be deleted, namely “and be counted in the quorum” and there shall be inserted after the words “his own appointment” the following words, namely: “and shall be counted in the quorum in respect of each resolution including that concerning his own appointment, and Regulation 95 shall be construed subject to this provision.”

Minutes

31.	The directors shall cause minutes to be made in books kept for the purpose:

31.1	of all appointments of officers and alternate directors made by the directors; and

31.2	of all proceedings at meetings of the company, of the holders of any class of shares in the company, of the directors, and of committees of directors, including the names of the persons present at each such meeting.

The seal

32.	In Regulation 101 of Table A, there shall be substituted for the first sentence the following sentence, namely: “The company need not have a seal but if the company does not have a seal, the seal shall only be used by the authority of the directors or of a committee of directors authorised by the directors”.

33.	The company is authorised pursuant to Section 39 of the Act for so long as its objects require or comprise the transaction of business in foreign countries to have an official seal for use in any territory, district or place elsewhere than in the United Kingdom.

Notices

34.	In Regulation 112 of Table A, the final sentence shall be deleted and the following words shall be inserted at the end of the first sentence, namely: “or by sending it by telex or facsimile transmission to such telex or facsimile number as the member shall have given to the company for the purpose”.

35.	In Regulation 115 of Table A, there shall be inserted:

35.1	after the words “prepaid and posted”, the following words, namely “or that a notice was properly sent by telex or facsimile transmission”; and

35.2	after the words “prepaid and posted”, the following words, namely “or after the time at which it was sent by telex or facsimile transmission”.

Indemnity

36.	Subject to the provisions of the Act, every director, other officer or auditor of the company or person acting as an alternate director shall be entitled to be indemnified out of the assets of the company against all costs, charges, expenses, losses or liabilities which he may sustain or incur in or about the execution of his duties to the company or otherwise in relation thereto.